EXHIBIT 10.5(B)

                               October 30, 1998

Innovative Valve Technologies, Inc.
2 Northpoint Drive, Suite 300
Houston, Texas 77060

Attn.:  Compensation Committee

      Re:   EMPLOYMENT AGREEMENT OF DOUGLAS R. HARRINGTON, JR.
            DATED AUGUST 21, 1998 (THE "EMPLOYMENT AGREEMENT")

Gentlemen:

      The purpose of this letter is to evidence our mutual understanding and agreement as to the following matters:

1. We have mutually agreed that I will prospectively be elected and serve as the Chief Financial Officer and Secretary of the Company and the first sentence of Section 2 of the Employment Agreement shall upon such election be modified to delete the reference to my service as Corporate Controller and to recite my service as Chief Financial Officer and Secretary. Such change in my titles and responsibilities shall in no way be a breach of the Employment Agreement by me, or trigger any compensation or payments to me from the Company or result in any right by me to terminate the Employment Agreement.

2. Except as otherwise expressly set forth above, the Employment Agreement shall remain in full force and effect and I shall be fully entitled to any and all compensation, termination payments and any other benefits whatsoever available to me under the Employment Agreement.

      Please evidence the Committee's agreement with the foregoing by executing the acknowledgment set forth below.

                                    Very truly yours,


                                    Douglas R. Harrington, Jr.

AGREED AND ACCEPTED
THIS 11TH DAY OF JANUARY, 1999
COMPENSATION COMMITTEE OF THE BOARD
OF DIRECTORS


By:
       Robert M. Chiste, Chairman

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